CERTIFICATE OF DESIGNATION

OF

SERIES H PREFERRED STOCK

OF

FTE NETWORKS, INC.

Pursuant to Section 78.1955 of Nevada Revised Statutes

FTE Networks, Inc., a Nevada corporation (the “Corporation”), does hereby certify that:

FIRST: The original articles of incorporation of the Corporation were filed with the Secretary of State of Nevada on May 22, 2000, amended and restated on February 15, 2008, and amended and restated on April 24, 2008. The articles of incorporation of the Corporation as such may be amended or restated from time to time, are referred to herein as the “Articles of Incorporation.”

SECOND: The Certificate of Designation of Series B Preferred Stock was filed on June 19, 2008, and amended and restated on July 14, 2008.

THIRD: The Certificate of Designation of Series C Preferred Stock was filed on March 25, 2011, amended on May 11, 2011, and further amended on October 14, 2011.

FOURTH: The Certificate of Designation of Series D Preferred Stock was filed on June 17, 2013.

FIFTH: The Certificate of Designation of Series E Preferred Stock was filed on June 17, 2013.

SIXTH: The Certificate of Designation of Series F Preferred Stock was filed on November 2, 2015.

SEVENTH: The Certificate of Designation of Series G Preferred Stock was filed on December 4, 2017.

EIGHTH: This Certificate of Designation of Series H Preferred Stock was duly adopted in accordance with the Articles of Incorporation and Section 78.1955 of the Nevada Revised Statutes (the “NRS”) by resolution of the Board of Directors of the Corporation at a meeting held on June 27, 2019 and filed with the Secretary of State of Nevada effective as of June 29, 2019. No shares of Series H Preferred Stock have been issued as of the date hereof.

NINTH: This Certificate of Designation of Series H Preferred Stock is as follows:

A. There is hereby created from the Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), authorized under the Articles of Incorporation, a series of preferred stock designated as Series H Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”). The authorized number of shares of the Series H Preferred Stock is one hundred (100) shares.

B. The rights, preferences and privileges of the Series H Preferred Stock are as follows:

(1) Dividends. The holders of Series H Preferred Stock shall not be entitled to receive dividends paid on the Corporation’s common stock, par value $0.001 per share (the “Common Stock”).

(2) Liquidation Preference. The holders of Series H Preferred Stock shall not be entitled to any liquidation preference.

(3) Voting.

a. Voting Rights. The holders of the Series H Preferred Stock will have the voting rights as described in this Section 3 or as required by law. For so long as any shares of the Series H Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total number of votes to be cast by all classes or series of capital stock of the Corporation. For example, if there are 4,000 shares of the Corporation’s common stock issued and outstanding and 6,000 shares of the Corporation’s preferred stock issued and outstanding, each at the time of a shareholder vote, the holders of Series H Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting.

b. Amendments To Articles And Bylaws. So long as Series H Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series H Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series H Preferred Stock, (ii) effect any reclassification of the Series H Preferred Stock or (iii) increase the number of authorized shares of Series H Preferred Stock.

c. Amendment Of Rights Of Preferred Stock. The Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series H Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Corporation may, by any means authorized by law and without any vote of the holders of shares of Series H Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series H Preferred Stock.

(4) Conversion Rights. The shares of Series H Preferred Stock shall have no conversion rights.

(5) Redemption Rights. The shares of Series H Preferred Stock shall have no redemption rights.

(6) Notices. Whenever notice is required to be given hereunder, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Corporation, at the Corporation’s executive offices or (b) if to a Holder, at the address set forth on Corporation’s books and records.

IN WITNESS WHEREOF, this Certificate of Designation was duly adopted by the Board of Directors in accordance with the Articles of Incorporation and Section 78.1955 of the NRS and executed as of June 28, 2019.

FTE NETWORKS, INC.,
a Nevada corporation

By:
Name:	Maria Fernandez
Title:	Secretary

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